Exhibit 99.1

Contact:
Dave Ryan	980.299.5641

Albemarle Reports Third Quarter Growth

CHARLOTTE, N.C. - Nov. 6, 2019 - Albemarle Corporation (NYSE: ALB) today announced its results for the third quarter ended Sept. 30, 2019.

Third Quarter 2019 Highlights
(Based on year-over-year comparisons unless otherwise noted)

•	Net sales of $879.7 million increased 14%, excluding foreign exchange impact of 1%, largely driven by strong volume and favorable pricing

•	Earnings were $1.46 per diluted share, an increase of 22%

•	Adjusted EPS were $1.53 per diluted share, an increase of 17%

•	Adjusted EBITDA was $254.4 million, an increase of 8%

Notable Developments

•
Completed previously announced lithium joint venture with Mineral Resources Limited on Oct. 31, 2019; funded Wodgina mine project and other general corporate projects with $1 billion, borrowed from new $1.2 billion unsecured credit facility

•	Previously announced Company’s full year 2019 adjusted diluted EPS outlook is $6.00 - $6.20 from $6.25 - $6.65

•	Initiating cost management program targeting over $100 million in savings over a two-year period

“During the third quarter, Albemarle grew net sales by 14%, adjusted EBITDA by 12%, and adjusted earnings per share by 22% over the prior year, excluding currency impacts, due to solid growth across all businesses,” said Luke Kissam, Albemarle CEO. “We have recently made several strategic decisions to further position Albemarle for long-term success and remain confident in the long-term growth prospects of our business.”

Third Quarter Results

In millions, except per share amounts	Q3 2019	Q3 2018	$ Change	% Change
Net sales	$879.7	$777.7	$102.0	13.1%
Net income attributable to Albemarle Corporation	$155.1	$129.7	$25.3	19.5%
Adjusted EBITDA(a)	$254.4	$235.1	$19.3	8.2%
Diluted earnings per share	$1.46	$1.20	$0.26	21.7%
Non-operating pension and OPEB items(a)	(0.01)	(0.02)
Non-recurring and other unusual items(a)	0.08	0.13
Adjusted diluted earnings per share(b)	$1.53	$1.31	$0.22	16.8%

(a)	See Non-GAAP Reconciliations for further details.

(b)	Totals may not add due to rounding.

•	Net sales increased 14%, in constant currencies, due to increased volume in all reportable segments and favorable pricing in Lithium and Bromine Specialties.

•
The Company’s earnings increased as a result of earnings growth from each of the businesses, lower interest and financing expenses, and a lower effective tax rate. The increase was partially offset by unfavorable currency exchange, higher corporate costs for professional services, and increased depreciation and amortization due to increased capital projects put into service.

Third Quarter Business Segment Results

Lithium

In millions	Q3 2019	Q3 2018	$ Change	% Change
Net Sales	$330.4	$270.9	$59.5	21.9%
Adjusted EBITDA	$127.5	$113.6	$13.8	12.2%

•
Net sales and adjusted EBITDA growth were driven by increased volume and slightly favorable pricing of 1%, which more than offset deferred shipments due to disruption caused by Typhoon Tapah in late September. As previously communicated, impacted volume is expected to be fully recovered in the fourth quarter.

•	Net sales reflects unfavorable currency exchange of 1%. Adjusted EBITDA reflects favorable currency exchange of 4% resulting from a weaker Chilean Peso.

•	Cost of goods sold increased, mainly due to higher tolling product costs to meet customer commitments and address operating issues in La Negra, Chile.

•
Out-of-period non-cash expense of $7.0 million recorded in the third quarter of 2019 in cost of goods sold was due to an adjustment of lithium carbonate inventory values from the second quarter of 2019.

•	Please see press release issued Oct. 24, 2019 for additional information.

Bromine Specialties

In millions	Q3 2019	Q3 2018	$ Change	% Change
Net Sales	$256.3	$232.6	$23.7	10.2%
Adjusted EBITDA	$88.8	$78.6	$10.2	13.0%

•	Net sales and adjusted EBITDA growth reflects favorable price impacts and increased volume, more than offsetting unfavorable currency exchange of 1%.

Catalysts

In millions	Q3 2019	Q3 2018	$ Change	% Change
Net Sales	$261.3	$251.1	$10.2	4.1%
Adjusted EBITDA	$66.9	$62.6	$4.3	6.9%

•	Favorable pricing in Fluid Catalytic Cracking (FCC) Catalysts was offset by lower volumes related to delays in the start-up of new FCC units.

•	Clean Fuel Technology, or HPC, benefited from higher sales volume and a favorable product mix.

•	Net sales reflects unfavorable currency exchange of 1%.

•	Results also reflect a partial insurance claim reimbursement of $2.2 million received in 2018.

All Other

In millions	Q3 2019	Q3 2018	$ Change	% Change
Net Sales	$31.7	$23.1	$8.7	37.6%
Adjusted EBITDA	$10.4	$4.0	$6.5	163.3%

•	Net sales growth reflects increased sales volume of $9.3 million in our fine chemistry services business.

•	Results also reflect a $4.4 million decrease from the re-measurement of the fair value of our investment in private equity securities.

Corporate Results

In millions	Q3 2019	Q3 2018	$ Change	% Change
Adjusted EBITDA	$(39.3)	$(23.7)	$(15.6)	65.9%

•	Results reflect higher selling, general and administrative spending for professional services and $11.3 million of unfavorable currency exchange impacts.

Income Taxes

The effective income tax rate for the third quarter of 2019 was 15.5% compared to 21.5% in the same period in 2018, largely due to change in geographic earnings mix. On an adjusted basis, the effective income tax rates were 15.0% and 18.9% for the third quarter of 2019 and 2018, respectively.

Cash Flow and Capital Deployment

Cash from operations was $345.6 million for the nine months ended Sept. 30, 2019, a decrease of $31.3 million versus the same period in 2018. The result was primarily due to the timing on payables and the collection of certain receivables, lower cash earnings in Catalysts, and higher cash taxes. This was partially offset by higher dividends received from unconsolidated investments and increased cash earnings from Bromine Specialties.

Capital expenditures were $608.5 million as compared to $471.7 million in the first nine months of 2018, with the increase driven largely by expansion in our Lithium business. As previously announced in the second quarter, Albemarle reduced its multi-year capital expenditure plan to approximately $3.5 billion from $5.0 billion over the next five years. This adjustment reflects the Company’s commitment to generating free cash in 2021 and investing capital where customer volume and price commitments provide an attractive return.

During the nine months ended Sept. 30, 2019, Albemarle deployed dividends to shareholders totaling $113.3 million.

Cash and cash equivalents were $317.8 million at Sept. 30, 2019, as compared to $555.3 million at Dec. 31, 2018.

Full Year 2019 Outlook

As previously announced on Oct. 24, 2019, discrete and operational items impacting Lithium will likely cause the business’s fourth quarter 2019 performance to be lower than previously forecasted. The Company expects continued upside in Bromine Specialties and Catalysts in the fourth quarter, but does not expect this to offset the impact from Lithium on total Company results.

As a result, Albemarle is reaffirming its full year 2019 guidance as follows:

	Current Outlook	vs Pro Forma Full Year 2018(a)
Net sales	$3.6 - $3.7 billion	7% - 10%
Adjusted EBITDA	$1.02 - $1.06 billion	2% - 6%
Adjusted EPS (per diluted share)	$6.00 - $6.20	10% - 14%
(a) Pro forma excludes the impact of the polyolefin catalysts and components business sold on April 1, 2018.

Additionally, the Company expects its full year 2019 income tax rate to be between 18% and 19%.

Earnings Call

Date:	Thursday, Nov. 7, 2019
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	6199517

The Company’s earnings presentation and supporting material is available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, N.C., is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 5,600 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to product development, production capacity, committed volumes, market trends, pricing, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects form terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$879,747	$777,748	$2,596,863	$2,453,251
Cost of goods sold	569,880	497,211	1,677,596	1,556,379
Gross profit	309,867	280,537	919,267	896,872
Selling, general and administrative expenses	108,135	100,167	348,205	325,174
Research and development expenses	15,585	16,610	44,024	53,670
Gain on sale of business	—	—	—	(218,705)
Operating profit	186,147	163,760	527,038	736,733
Interest and financing expenses	(11,108)	(12,988)	(35,295)	(39,834)
Other (expenses) income, net	(11,316)	3,793	(7,090)	(31,906)
Income before income taxes and equity in net income of unconsolidated investments	163,723	154,565	484,653	664,993
Income tax expense	25,341	33,167	93,266	133,630
Income before equity in net income of unconsolidated investments	138,382	121,398	391,387	531,363
Equity in net income of unconsolidated investments (net of tax)	33,236	22,081	106,727	61,727
Net income	171,618	143,479	498,114	593,090
Net income attributable to noncontrolling interests	(16,548)	(13,734)	(55,277)	(29,124)
Net income attributable to Albemarle Corporation	$155,070	$129,745	$442,837	$563,966
Basic earnings per share	$1.46	$1.21	$4.18	$5.16
Diluted earnings per share	$1.46	$1.20	$4.16	$5.11

Weighted-average common shares outstanding – basic	105,999	107,315	105,920	109,223
Weighted-average common shares outstanding – diluted	106,299	108,302	106,324	110,276

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$317,823	$555,320
Trade accounts receivable	637,037	605,712
Other accounts receivable	86,556	52,059
Inventories	802,434	700,540
Other current assets	125,902	84,790
Total current assets	1,969,752	1,998,421
Property, plant and equipment	5,406,123	4,799,063
Less accumulated depreciation and amortization	1,882,086	1,777,979
Net property, plant and equipment	3,524,037	3,021,084
Investments	551,657	528,722
Other assets	200,858	80,135
Goodwill	1,534,241	1,567,169
Other intangibles, net of amortization	361,058	386,143
Total assets	$8,141,603	$7,581,674
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$527,052	$522,516
Accrued expenses	273,709	257,323
Current portion of long-term debt	539,960	307,294
Dividends payable	38,678	35,169
Current operating lease liability	24,606	—
Income taxes payable	17,238	60,871
Total current liabilities	1,421,243	1,183,173
Long-term debt	1,381,984	1,397,916
Postretirement benefits	45,752	46,157
Pension benefits	272,345	285,396
Other noncurrent liabilities	618,822	526,942
Deferred income taxes	393,120	382,982
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,060	1,056
Additional paid-in capital	1,379,419	1,368,897
Accumulated other comprehensive loss	(435,977)	(350,682)
Retained earnings	2,892,057	2,566,050
Total Albemarle Corporation shareholders’ equity	3,836,559	3,585,321
Noncontrolling interests	171,778	173,787
Total equity	4,008,337	3,759,108
Total liabilities and equity	$8,141,603	$7,581,674

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash and cash equivalents at beginning of year	$555,320	$1,137,303
Cash flows from operating activities:
Net income	498,114	593,090
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	156,718	150,511
Gain on sale of business	—	(218,705)
Gain on sale of property	(11,079)	—
Stock-based compensation and other	15,169	11,785
Equity in net income of unconsolidated investments (net of tax)	(106,727)	(61,727)
Dividends received from unconsolidated investments and nonmarketable securities	62,982	32,794
Pension and postretirement expense (benefit)	1,641	(2,708)
Pension and postretirement contributions	(10,728)	(11,068)
Unrealized gain on investments in marketable securities	(1,701)	(1,615)
Deferred income taxes	7,726	43,400
Working capital changes	(289,587)	(131,813)
Other, net	23,110	(27,003)
Net cash provided by operating activities	345,638	376,941
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(11,403)
Capital expenditures	(608,456)	(471,675)
Cash proceeds from divestitures, net	—	413,479
Proceeds from sale of property and equipment	10,356	—
Sales of (investments in) marketable securities, net	1,177	(761)
Investments in equity and other corporate investments	(2,569)	(5,346)
Net cash used in investing activities	(599,492)	(75,706)
Cash flows from financing activities:
Other borrowings (repayments), net	232,183	(134,505)
Dividends paid to shareholders	(113,321)	(108,922)
Dividends paid to noncontrolling interests	(57,212)	(14,756)
Repurchases of common stock	—	(500,000)
Proceeds from exercise of stock options	4,814	2,302
Withholding taxes paid on stock-based compensation award distributions	(10,774)	(17,047)
Other	(445)	—
Net cash provided by (used in) financing activities	55,245	(772,928)
Net effect of foreign exchange on cash and cash equivalents	(38,888)	(24,384)
Decrease in cash and cash equivalents	(237,497)	(496,077)
Cash and cash equivalents at end of period	$317,823	$641,226

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales:
Lithium	$330,386	$270,928	$947,030	$886,523
Bromine Specialties	256,267	232,616	760,752	678,769
Catalysts	261,346	251,139	779,295	796,822
All Other	31,748	23,065	109,786	90,978
Corporate	—	—	—	159
Total net sales	$879,747	$777,748	$2,596,863	$2,453,251

Adjusted EBITDA:
Lithium	$127,459	$113,629	$384,854	$386,260
Bromine Specialties	88,814	78,585	248,743	217,921
Catalysts	66,944	62,602	193,890	205,534
All Other	10,448	3,968	28,931	7,729
Corporate	(39,314)	(23,702)	(114,300)	(75,082)
Total adjusted EBITDA	$254,351	$235,082	$742,118	$742,362

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except percentages and per share amounts	2019	2018	2019	2018
Net income attributable to Albemarle Corporation	$155,070	$129,745	$442,837	$563,966
Add back:
Non-operating pension and OPEB items (net of tax)	(543)	(1,856)	(1,805)	(5,595)
Non-recurring and other unusual items (net of tax)	8,497	13,568	17,239	(121,731)
Adjusted net income attributable to Albemarle Corporation	$163,024	$141,457	$458,271	$436,640

Adjusted diluted earnings per share	$1.53	$1.31	$4.31	$3.96

Weighted-average common shares outstanding – diluted	106,299	108,302	106,324	110,276

Net income attributable to Albemarle Corporation	$155,070	$129,745	$442,837	$563,966
Add back:
Interest and financing expenses	11,108	12,988	35,295	39,834
Income tax expense	25,341	33,167	93,266	133,630
Depreciation and amortization	54,487	49,707	156,718	150,511
EBITDA	246,006	225,607	728,116	887,941
Non-operating pension and OPEB items	(551)	(2,195)	(1,810)	(6,596)
Non-recurring and other unusual items	8,896	11,670	15,812	(138,983)
Adjusted EBITDA	$254,351	$235,082	$742,118	$742,362

Net sales	$879,747	$777,748	$2,596,863	$2,453,251
EBITDA margin	28.0%	29.0%	28.0%	36.2%
Adjusted EBITDA margin	28.9%	30.2%	28.6%	30.3%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended September 30, 2019:
Net income (loss) attributable to Albemarle Corporation	$102,136	$75,224	$54,345	$231,705	$8,305	$(84,940)	$155,070	17.6%
Depreciation and amortization	25,212	12,448	12,599	50,259	2,143	2,085	54,487	6.2%
Non-recurring and other unusual items	111	1,142	—	1,253	—	7,643	8,896	1.0%
Interest and financing expenses	—	—	—	—	—	11,108	11,108	1.3%
Income tax expense	—	—	—	—	—	25,341	25,341	2.9%
Non-operating pension and OPEB items	—	—	—	—	—	(551)	(551)	(0.1)%
Adjusted EBITDA	$127,459	$88,814	$66,944	$283,217	$10,448	$(39,314)	$254,351	28.9%

Three months ended September 30, 2018:
Net income (loss) attributable to Albemarle Corporation	$90,313	$67,967	$50,491	$208,771	$1,978	$(81,004)	$129,745	16.7%
Depreciation and amortization	23,370	10,618	12,111	46,099	1,990	1,618	49,707	6.4%
Non-recurring and other unusual items	(54)	—	—	(54)	—	11,724	11,670	1.5%
Interest and financing expenses	—	—	—	—	—	12,988	12,988	1.7%
Income tax expense	—	—	—	—	—	33,167	33,167	4.2%
Non-operating pension and OPEB items	—	—	—	—	—	(2,195)	(2,195)	(0.3)%
Adjusted EBITDA	$113,629	$78,585	$62,602	$254,816	$3,968	$(23,702)	$235,082	30.2%

Nine months ended September 30, 2019:
Net income (loss) attributable to Albemarle Corporation	$312,609	$212,320	$156,328	$681,257	$22,629	$(261,049)	$442,837	17.1%
Depreciation and amortization	71,669	35,281	37,562	144,512	6,302	5,904	156,718	6.0%
Non-recurring and other unusual items	576	1,142	—	1,718	—	14,094	15,812	0.6%
Interest and financing expenses	—	—	—	—	—	35,295	35,295	1.4%
Income tax expense	—	—	—	—	—	93,266	93,266	3.6%
Non-operating pension and OPEB items	—	—	—	—	—	(1,810)	(1,810)	(0.1)%
Adjusted EBITDA	$384,854	$248,743	$193,890	$827,487	$28,931	$(114,300)	$742,118	28.6%

Nine months ended September 30, 2018:
Net income (loss) attributable to Albemarle Corporation	$315,939	$187,176	$387,038	$890,153	$1,659	$(327,846)	$563,966	23.0%
Depreciation and amortization	71,760	30,745	37,201	139,706	6,070	4,735	150,511	6.2%
Non-recurring and other unusual items	(1,439)	—	(218,705)	(220,144)	—	81,161	(138,983)	(5.7)%
Interest and financing expenses	—	—	—	—	—	39,834	39,834	1.6%
Income tax expense	—	—	—	—	—	133,630	133,630	5.5%
Non-operating pension and OPEB items	—	—	—	—	—	(6,596)	(6,596)	(0.3)%
Adjusted EBITDA	$386,260	$217,921	$205,534	$809,715	$7,729	$(75,082)	$742,362	30.3%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest cost	$8,863	$8,509	$26,501	$25,636
Expected return on assets	(9,414)	(10,704)	(28,311)	(32,232)
Total	$(551)	$(2,195)	$(1,810)	$(6,596)

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Restructuring and other(1)	$—	$0.04	$—	$0.04
Acquisition and integration related costs(2)	0.03	0.03	0.10	0.10
Albemarle Foundation contribution(3)	—	—	—	0.10
Gain on sale of business(4)	—	—	—	(1.60)
Gain on sale of property(5)	—	—	(0.08)	—
Legal accrual(6)	—	0.02	—	0.21
Environmental accrual(7)	—	—	—	0.11
Other(8)	0.05	0.04	0.12	0.05
Discrete tax items(9)	—	—	0.02	(0.11)
Total non-recurring and other unusual items	$0.08	$0.13	$0.16	$(1.10)

(1)
Included in Selling, general and administrative expenses for the three and nine months ended September 30, 2018 is $3.7 million (or $0.04 per share) related to severance payments as part of a business reorganization plan.

(2)
Acquisition and integration related costs for the three and nine months ended September 30, 2019 and 2018 related to various significant projects. Acquisition and integration related costs are included in the consolidated statements of income as follows (in millions, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Acquisition and integration related costs:
Cost of goods sold	$—	$0.9	$—	$2.9
Selling, general and administrative expenses	4.1	3.4	14.4	10.2
Total	$4.1	$4.3	$14.4	$13.1
Total acquisition and integration related costs, after income taxes	$3.2	$3.5	$11.1	$10.7
Total acquisition and integration related costs, per diluted share	$0.03	$0.03	$0.10	$0.10

(3)
Included in Selling, general and administrative expenses for the nine months ended September 30, 2018 is a $15.0 million ($11.5 million after income taxes, or $0.10 per share) charitable contribution, using a portion of the proceeds received from the Polyolefin Catalysts Divestiture, to the Albemarle Foundation, a non-profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where our employees live and operate. This contribution is in addition to the ordinary annual contribution made to the

Albemarle Foundation by the Company, and is significant in size and nature in that it is intended to provide more long-term benefits in the communities where we live and operate.

(4)
Included in Gain on sale of business, for the nine months ended September 30, 2018 is $218.7 million ($176.7 million after discrete incomes taxes, or $1.60 per share) related to the sale of the Polyolefin Catalysts Divestiture.

(5)
Included in Other (expenses) income, net, for the nine months ended September 30, 2019 is a gain of $11.1 million ($8.5 million after income taxes, or $0.08 per share) related to the sale of land in Pasadena, Texas not used as part of our operations.

(6)
Included in Other (expenses) income, net, for the three and nine months ended September 30, 2018 are expenses of $0.4 million ($2.8 million including the adjustment of previously recorded income taxes, or $0.03 per share) and $10.8 million (or $0.10 per share), respectively, resulting from a settlement of a legal matter related to guarantees from a previously disposed business. In addition, Other (expenses) income, net, for the three and nine months ended September 30, 2018 include a gain of $1.4 million ($1.1 million after income taxes, or $0.01 per share) and an expense of $16.2 million ($12.5 million after income taxes, or $0.11 per share), respectively, resulting from a jury rendered verdict against Albemarle related to certain business concluded under a 2014 sales agreement for products that Albemarle no longer manufactures. Both matters were resolved and paid in 2018.

(7)
Increase in environmental reserve of $15.6 million ($12.0 million after income taxes, or $0.11 per share) to indemnify the buyer of a formerly owned site recorded in Other (expenses) income, net. As defined in the agreement of sale, this indemnification has a set cutoff date in 2024, at which point we will no longer be required to provide financial coverage.

(8)	Other adjustments for the three months ended September 30, 2019 included amounts recorded in:

•	Cost of goods sold - $0.1 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.

•	Selling, general and administrative expenses - $1.1 million of a write-off of uncollectable accounts receivable from a terminated distributor in the Bromine Specialties segment.

•
Other (expenses) income, net - $3.1 million of unrecoverable vendor costs outside the operations of the business related to the construction of the future Kemerton production facility, as well as a net loss of $0.4 million primarily resulting from the settlement of legal matters related to previously disposed businesses or recorded in purchase accounting.

After income taxes, these charges totaled $5.4 million, or $0.05 per share.

Other adjustments for the nine months ended September 30, 2019 included amounts recorded in:

•	Cost of goods sold - $0.6 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.

•
Selling, general and administrative expenses - Expected severance payments to be made in 2019 as part of a business reorganization plan of $5.3 million, with the unpaid balance recorded in Accrued expenses, $1.0 million of shortfall contributions for our multiemployer plan financial improvement plan, and $1.1 million of a write-off of uncollectable accounts receivable from a terminated distributor in the Bromine Specialties segment.

•
Other (expenses) income, net - $3.1 million of unrecoverable vendor costs outside the operations of the business related to the construction of the future Kemerton production facility, a net loss of $0.4 million primarily resulting from the settlement of legal matters related to previously disposed businesses or recorded in purchase accounting, and $0.9 million of a net loss primarily resulting from the revision of indemnifications and other liabilities related to previously disposed businesses.

After income taxes, these charges totaled $12.3 million, or $0.12 per share.

Other adjustments for the three months ended September 30, 2018 included amounts recorded in:

•	Cost of goods sold - $3.8 million for the write-off of fixed assets related to a major capacity expansion in our Jordanian joint venture.

•
Selling, general and administrative expenses - $0.1 million gain related to a refund from Chilean authorities due to an overpayment made in a prior year, partially offset by a $1.2 million contribution, using a portion of the proceeds received from the Polyolefin Catalysts Divestiture, to schools in the state of Louisiana for qualified tuition purposes. This contribution is significant in size and is intended to provide long-term benefits for families in the Louisiana community.

•	Other (expenses) income, net - $0.2 million gain related to the revision of previously recorded expenses of disposed businesses.
After income taxes, these charges totaled $4.4 million, or $0.04 per share.

Other adjustments for the nine months ended September 30, 2018 included amounts recorded in:

•	Cost of goods sold - $4.9 million for the write-off of fixed assets related to a major capacity expansion in our Jordanian joint venture.

•
Selling, general and administrative expenses - $1.5 million gain related to a refund from Chilean authorities due to an overpayment made in a prior year, partially offset by a $1.2 million contribution, using a portion of the proceeds received from the Polyolefin Catalysts Divestiture, to schools in the state of Louisiana for qualified tuition purposes. This contribution is significant in size and is intended to provide long-term benefits for families in the Louisiana community.

•	Other (expenses) income, net - $0.8 million related to the revision of previously recorded expenses of disposed businesses.
After income taxes, these charges totaled $5.3 million, or $0.05 per share.

(9)
Included in Income tax expense for the nine months ended September 30, 2019 are discrete net tax expenses of $2.3 million, or $0.02 per share. This net expense is primarily related to expenses for uncertain tax positions and foreign return to accrual adjustments, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three and nine months ended September 30, 2018 are discrete net tax expenses (benefits), excluding the discrete tax expense on the gain of sale of business noted above, of $0.2 million, or less than $0.01 per share, and ($11.6) million, or ($0.11) per share, respectively. The net expense for the three months is primarily related to $1.9 million expense recorded for stock-based compensation arrangements and $1.7 million expense for adjustments related to the accounting for the TCJA, partially offset by a $2.0 million benefit from foreign accrual to return adjustments and a $1.2 million benefit from the release of foreign valuation allowances. The net benefit for the nine months is primarily related to an $8.0 million benefit for tax accounting method changes, a $4.8 million benefit for adjustments related to the accounting for the TCJA, $5.4 million excess tax benefits realized from stock-based compensation arrangements, and a $2.0 million benefit from foreign accrual to return adjustments, partially offset by $7.3 million expense for adjustments to foreign valuation allowances.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended September 30, 2019:
As reported	$163,723	$25,341	15.5%
Non-recurring, other unusual and non-operating pension and OPEB items	8,345	391
As adjusted	$172,068	$25,732	15.0%

Three months ended September 30, 2018:
As reported	$154,565	$33,167	21.5%
Non-recurring, other unusual and non-operating pension and OPEB items	9,475	(2,237)
As adjusted	$164,040	$30,930	18.9%

Nine months ended September 30, 2019:
As reported	$484,653	$93,266	19.2%
Non-recurring, other unusual and non-operating pension and OPEB items	14,002	(1,432)
As adjusted	$498,655	$91,834	18.4%

Nine months ended September 30, 2018:
As reported	$664,993	$133,630	20.1%
Non-recurring, other unusual and non-operating pension and OPEB items	(145,579)	(18,253)
As adjusted	$519,414	$115,377	22.2%